Exhibit 99.1

Zoned Properties Reports First Quarter 2019 Financial Results

32.3% Stock Redemption Paves the Way for Growth

SCOTTSDALE, Ariz., May 13, 2019 /PRNewswire/ -- Zoned Properties®, Inc. (OTCQX: ZDPY) (“Zoned Properties”), a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for the regulated cannabis industry, positioning the company for property acquisitions and revenue growth, today announced its financial results for the three-month period ended March 31, 2019.

First Quarter 2019 Financial Results

•	Zoned Properties completed a stock redemption returning approximately 5.64 million shares of its common stock, or 32.3% of the shares outstanding, back into the treasury.
•	Revenue decreased 48% to $278,000, compared to $533,000 for the first quarter of 2018, reflecting a decrease primarily attributable to a decrease in rent revenues from our significant tenant, as a result of restructuring the significant tenant lease agreements in 2018 and effecting a significant stock redemption in 2019.
•	Operating expenses decreased 5% to $362,000, down from $382,000 for the first quarter of 2018.
•	Loss from operations was $85,000, as compared to income from operations of $151,000 for the first quarter of 2018.
•	Net loss was $7,000, or $0.00 per basic and diluted share, compared to net income of $123,000, or $0.01 per basic and diluted share, for the first quarter of 2018.
•	Net cash provided by operating activities was $90,000 for the first three months of 2019, compared to $202,000 for the first quarter of 2018.
•	As of March 31, 2019, Zoned Properties had cash of $444,000, compared to $355,000 as of December 31, 2018.

“Our first quarter financial results reflect significant changes to Zoned Properties’ business strategy following a stock redemption that brought 32.3% of our outstanding shares back into the treasury. We believe that this anti-dilutive event, combined with our advisory services platform, has built a foundation for new growth and value for our shareholders,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “We continue to see positive cash-flow from operations as we shift our attention to engaging new clients and working on new projects, with relatively limited need for any increases in overhead costs.”

“We have been active in 2019 exploring and engaging new client projects , and we look forward to sharing that progress in the coming months,” added Mr. McLaren. “Our anticipation is that we will be expanding our team throughout the remainder of 2019 as new clients are engaged and new projects lead to increased revenue and cash flows.”

About Zoned Properties, Inc. (OTCQX: ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for clients in the regulated cannabis industry, positioning the company for real estate acquisitions and revenue growth. We intend to pioneer sustainable development for emerging industries, including the regulated cannabis industry. We are an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. We focus on investing capital to acquire and develop commercial properties to be leased on a triple-net basis, and engaging clients that face zoning, permitting, development, and operational challenges. We provide development strategies and advisory services that could potentially have a major impact on cash flow and property value. We do not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.
Tel. (877) 360-8839
Investors@zonedproperties.com

www.zonedproperties.com